Code of Conduct for Principal Executive and Financial Officers

I. Covered Officers/Purpose of the Code

This Code of Ethics (this “Code”) contemplated by Section 406 of the Sarbanes-Oxley Act of 2002 has been adopted by and applies to the Funds Principal Executive Officers, Principal Financial Officers and Principal Accounting Officers (the “Covered Officers,” each of whom is identified in Addendum A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to conflicts of interest.

II. Covered Officers Should Handle Ethically Actual or Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, a Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of the Covered Officer’s family, receives improper personal benefits as a result of the Covered Officer’s position with a Fund.

Certain conflicts of interest arise out of the relationships between Covered Officers and a Fund and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940 (including the regulations thereunder, the “Investment Advisers Act”). For example, Covered Officers may not engage in certain transactions (such as the purchase or sale of portfolio securities or other property) with a Fund because of their status as “affiliated persons” of a Fund. The compliance programs and procedures of a Fund and its investment adviser and investment manager (together, the “Advisers”) and other service providers are designed to prevent, or identify and correct, violations of many of those provisions, although they are not designed to provide absolute assurance as to those matters. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code. See also Section V of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between a Fund and the Advisers, or a Fund and any other service provider to a Fund of which the Covered Officers are also officers or employees (including, without limitation, Legg Mason Fund Adviser, Inc. and Claymore Securities, Inc.). As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether for a Fund, for the Advisers, for any such other service provider or any combination thereof), be involved in establishing policies and implementing decisions that will have different effects on the Advisers or such other service provider, on the one hand, and a Fund, on the other hand. The participation of the Covered Officers in such activities is inherent in the contractual relationships between a Fund and its service providers and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. Thus, if performed in conformity with the provisions of the 1940 Act, the Investment Advisers Act, other applicable law and a Fund’s constitutional documents, such activities will be deemed to have been handled ethically for purposes of this Code. In addition, it is recognized by a Funds’ Boards of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes and that such service, by itself, does not give rise to a conflict of interest.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not the subject of provisions of the 1940 Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of a Fund, unless the personal interest has been disclosed to and approved by other officers of a Fund or a Fund’s Board or a committee of a Fund’s Board that has no such personal interest.

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Each Covered Officer must not:

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use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of a Fund;

•	cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of a Fund; or

•	retaliate against any other Covered Officer or any employee of a Fund or its service providers for reports of potential violations that are made in good faith.

There are some conflict of interest situations that, if material, should always be approved by the Chief Legal Officer of a Fund. These conflict of interest situations are listed below:

•	service on the board of directors or governing board of a publicly traded entity;

•	the receipt of any non-nominal gifts from persons or entities who have or are seeking business relationships with the Fund;

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the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any entities doing business with a Fund (other than the Advisers or their affiliates or, to the extent that such interest or relationship is disclosed to the Board before such officer is elected, any other Fund service provider or its affiliates). This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person’s ownership does not exceed 2% of the outstanding securities of the relevant class.

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Advisers or their affiliates (or, to the extent that such employment is disclosed to the Board before such officer is elected, with any other Fund service provider or its affiliates). This restriction shall not apply to or otherwise limit the ownership of publicly traded securities so long as the Covered Person’s ownership does not exceed 2% of the outstanding securities of the relevant class.

III. Disclosure and Compliance

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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside a Fund, including to a Fund’s Board and auditors, and to governmental regulators and self-regulatory organizations;

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each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of a Fund and the Advisers and, as applicable, other Fund service providers or with counsel to a Fund with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents a Fund files with, or submits to, the SEC and in other public communications made by a Fund (which, for sake of clarity, does not include any sales literature, omitting prospectuses, or “tombstone” advertising prepared by a Fund’s principal underwriter(s)); and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV. Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to a Fund that he or she has received, read and understands the Code;

•	provide full and fair responses to all questions asked in a Fund’s periodic Trustee and Officer Questionnaire as well as with respect to any supplemental request for information; and

•	notify the Chief Legal Officer of a Fund promptly if he or she knows of any material violation of this Code.

The Chief Legal Officer of a Fund is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Chief Legal Officer, other than those expressly contemplated herein, will be considered by the audit committee (the “Committee”).

A Fund will follow these procedures in investigating and enforcing this Code:

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the Chief Legal Officer will take all appropriate action to investigate any potential material violations reported to him, which actions may include the use of internal or external counsel, accountants or other personnel;

•	if, after such investigation, the Chief Legal Officer believes that no material violation has occurred, the Chief Legal Officer is not required to take any further action;

•	any matter that the Chief Legal Officer believes is a material violation will be reported to the Committee;

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if the Committee concurs that a material violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Advisers or other applicable service provider or its board; or a recommendation to dismiss the Covered Officer;

•	the Committee will be authorized to grant waivers, as it deems appropriate;

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V. Other Policies and Procedures

This Code shall be the sole code of ethics adopted by a Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of a Fund or the Advisers or other Fund service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code. A Fund’s and its Advisers’ and service providers’ codes of ethics under Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act and the Advisers’ and other service providers’ more detailed compliance policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI. Amendments

a.	Any amendments to this Code, other than amendments to Addendum A, must be approved or ratified by a majority vote of the Board.

VII. Confidentiality

a.	All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than to the Board of Trustees of a Fund or the board or counsel for any other registered investment company for which a Covered Person serves in a similar capacity or as otherwise authorized by the Board.

VIII. Internal Use

The Code is intended solely for the internal use by a Fund and does not constitute an admission, by or on behalf of a Fund, as to any fact, circumstance or legal conclusion.

Addendum A

Persons Covered by this Code of Ethics

Principal Executive Officer	Principal Financial Officer	Principal Accounting Officer
James W. Hirschmann III,	Marie K. Karpinski,	Marie K. Karpinski,
and any successor	and any successor	and any successor
President or Chief Executive	Treasurer or Principal Financial	Treasurer or Principal Financial
Officer of the Fund	and Accounting Officer	and Accounting Officer